Exhibit 99.2

Report of Independent Registered Public Accounting Firm

Operating Committee
CDM Resource Management Predecessor:

We have audited the accompanying balance sheets of CDM Resource Management Predecessor (the Predecessor, as defined in Note 1(a)) as of December 31, 2005 and 2006, and the related statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CDM Resource Management Predecessor as of December 31, 2005 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
July 27, 2007

CDM RESOURCE MANAGEMENT PREDECESSOR

Balance Sheets

	December 31,
	2005	2006
	(In thousands)

ASSETS
Cash	$817	$1,514
Trade accounts receivable, net	5,085	10,815
Other accounts receivable	1,254	4,175
Unbilled revenue	1,709	1,502
Prepaid expenses	648	752
Advances to affiliate	203	7,532
Inventory	2,031	2,570

Total current assets	11,747	28,860

Other receivables — long-term	1,345	3,333
Property and equipment, net	123,184	223,922
Assets under capital leases, net	18,004	17,099
Goodwill	2,138	2,138
Advances to affiliate — long-term	2,500	—
Other assets, net	344	427

Total other assets	147,515	246,919

Total assets	$159,262	$275,779

LIABILITIES AND PARTNERS’ EQUITY
Trade accounts payable	$9,943	$10,303
Other accounts payable	—	520
Accrued liabilities	1,223	2,367
Deferred revenue	2,103	3,975
Current portion of obligations under capital leases	1,456	1,686

Total current liabilities	14,725	18,851

Long-term debt:
Long-term debt, net of current portion	71,712	172,717
Obligations under capital leases, net of current portion	14,253	12,431

Total long-term debt	85,965	185,148

Total liabilities	100,690	203,999

Partners’ equity:
Partners’ equity	61,572	74,780
Less: note receivable from related party	(3,000)	(3,000)
Commitments and contingencies	—	—

Total partners’ equity	58,572	71,780

Total liabilities and partners’ equity	$159,262	$275,779

See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT PREDECESSOR

Statements of Operations

	Year Ended December 31,
	2004	2005	2006
	(In thousands)

Revenues:
Operating revenue	$29,687	$42,056	$61,054
Reimbursed installation services revenue	4,310	5,310	6,636

Total revenues	33,997	47,366	67,690

Costs and expenses:
Cost of operations	14,837	20,676	26,190
Reimbursed installation services expense	4,310	5,310	6,636
General and administrative expense	4,422	5,425	8,153
Depreciation expense	3,229	4,851	7,311
Gain on sale of assets	—	—	(64)

Total costs and expenses	26,798	36,262	48,226

Operating income	7,199	11,104	19,464

Other income (expense):
Interest expense, net of capitalized interest	(3,449)	(5,090)	(10,928)
Interest income	62	68	108

Total other income (expense)	(3,387)	(5,022)	(10,820)

Net income	$3,812	$6,082	$8,644

See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT PREDECESSOR

Statements of Partners’ Equity
(In thousands)

Balance, December 31, 2003	$17,324
Capital contributions, net of transaction costs of $640	19,360
Net income	3,812

Balance, December 31, 2004	40,496
Capital contributions, net of transaction costs of $605	14,994
Net income	6,082

Balance, December 31, 2005	61,572
Capital contributions, net of transaction costs of $436	4,564
Net income	8,644

Balance, December 31, 2006	$74,780

See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT PREDECESSOR

Statements of Cash Flows

	Year Ended December 31,
	2004	2005	2006
	(In thousands)

Cash flows from operating activities:
Net income	$3,812	$6,082	$8,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,229	4,851	7,311
Amortization of deferred loan costs	33	188	150
Bad debt expense	—	130	134
Gain on sale of assets	—	—	(64)
Changes in operating assets and liabilities:
(Increase) decrease in trade receivables	(2,959)	360	(5,864)
Increase in other receivables	(7)	(2,591)	(4,909)
(Increase) decrease in unbilled revenue	(544)	(31)	207
Increase in prepaid expenses	(194)	(10)	(104)
Increase in inventory	(768)	(1,033)	(539)
(Increase) decrease in other assets	36	(21)	17
Increase (decrease) in accounts payable	1,369	5,320	(611)
Increase in other accounts payable	—	—	520
Increase in accrued liabilities	67	1,010	1,144
Increase in deferred revenue	667	1,150	1,872

Net cash provided by operating activities	4,741	15,405	7,908

Cash flows from investing activities:
Proceeds from collections on lease receivables	248	—	—
Proceeds from sale of equipment	—	703	949
Advances to affiliate	—	(2,703)	(4,829)
Additions to property and equipment	(31,178)	(73,013)	(107,058)

Net cash used in investing activities	(30,930)	(75,013)	(110,938)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	41,055	71,712	101,005
Principal payments on long-term debt	(30,368)	(7,188)	—
Debt issuance costs	(97)	(320)	(250)
Principal payments on obligations under capital leases	(2,072)	(23,220)	(1,592)
Contributions by partners, net of transaction costs	19,360	14,994	4,564

Net cash provided by financing activities	27,878	55,978	103,727

Net increase (decrease) in cash and cash equivalents	1,689	(3,630)	697
Cash and cash equivalents, beginning of year	2,758	4,447	817

Cash and cash equivalents, end of year	$4,447	$817	$1,514

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,416	$4,758	$956
Non-cash interest added to credit facility	—	—	10,366

See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements and related notes of CDM Resource Management Predecessor present the financial position, results of operations and cash flows and changes in partners’ equity of the natural gas contract compression services business conducted by CDM Resource Management, Ltd., a Texas limited partnership (the “Predecessor”). These financial statements exclude the results of operations of the natural gas processing business conducted by the Predecessor’s wholly-owned subsidiary, CDM MAX, LLC. For purposes of this presentation, CDM MAX, LLC is viewed as an affiliate of the Predecessor.

These Predecessor financial statements are prepared in connection with the proposed initial public offering of limited partner interests in CDM Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), which was formed in May 2007.

The Predecessor’s financial statements were prepared in conformity with United States generally accepted accounting principles (“GAAP”).

Certain costs related to centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions were allocated to CDM MAX, LLC and are not included in the Predecessor financials. The allocation methodologies vary based upon the nature of the charge and include, among other things, revenue, employee headcount and net assets. The Predecessor’s management believes that the allocation methodologies used to allocate indirect costs to CDM MAX, LLC are reasonable.

(b)	Use of Accounting Estimates

The Predecessor is required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. The Predecessor based its estimates on historical experience, available information and various other assumptions it believes to be reasonable under the circumstances. The Predecessor evaluates its estimates on an ongoing basis; however, actual results may differ from these estimates under different assumptions or conditions.

(c)	Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are both readily convertible to known amounts of cash, and have original maturities of three months or less.

(d)	Trade Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Predecessor’s best estimate of the amount of probable credit losses in the Predecessor’s existing accounts receivable. The Predecessor determines the allowance based upon historical write-off experience and specific identification. The Predecessor does not have any off-balance sheet credit exposure related to its customers.

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements — (Continued)

The activity in the Predecessor’s allowance for doubtful accounts is as follows:

	December 31,
	2004	2005	2006
	(In thousands)

Balance at beginning of period	$—	$—	$—
Additions charged to bad debt expense	—	130	134
Write-offs charged to the allowance	—	(130)	(28)

Balance at end of period	$—	$—	$106

(e)	Other Accounts Receivable

Other accounts receivable primarily consist of reimbursable and pass-through items charged to the customer in accordance with the terms of the applicable customer contract. These include $0.7 million and $2.7 million for 2005 and 2006, respectively, of reimbursed installation services — revenue receivables (see note (o)), and $0.5 million and $1.4 million for 2005 and 2006, respectively, of current portion of receivables from customers related to use tax and ad valorem taxes (see note (h)).

(f)	Advances to Affiliate

The advances to affiliate are related to funds advanced to the Predecessor’s wholly-owned subsidiary, CDM MAX, LLC. The Predecessor charged CDM MAX, LLC interest on the average monthly balance of approximately $0.2 million and $0 for 2006 and 2005, respectively. The monthly interest rate used was the same rate on the Predecessor’s credit facility, which ranged from 7.5% to 8.5% during 2006. On February 28, 2007, the Predecessor received repayment of $7.5 million, including $0.3 million of cumulatively accrued interest on those advances to CDM MAX, LLC.

(g)	Inventory

Inventory consists of parts used in the assembly of new compression units by third party packagers, lubrication oil, coolants and miscellaneous inventory. Inventory is stated at the lower of cost or market using the average-cost method.

(h)	Other Receivables — Long-term Portion

Other receivables — long-term consist of use tax and ad valorem taxes incurred by the Predecessor and passed through to its customers per the Predecessor’s contractual agreements with its customers. With respect to certain taxes, the Predecessor has paid the taxes to the specific governmental authority and has allowed its customers to reimburse it for such taxes over the life of the customers’ non-cancellable contracts. Such receivable amounts with a due date greater than one year are classified as long-term. The Predecessor accounts for such taxes incurred on behalf of its customers and subsequently reimbursed on a net basis under Emerging Issues Task Force (“EITF”) 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement.” Receivables from customers and payables due to taxing authorities in connection with customer contracts are recorded in other accounts receivable and other accounts payable in the accompanying financial statements.

(i)	Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Major overhauls and improvements that extend the life of an asset are capitalized. Maintenance and repairs are expensed when incurred. The Predecessor capitalizes interest on the cost of

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements — (Continued)

natural gas compression equipment under construction. The Predecessor capitalized interest costs of $0.2 million, $0.4 million and $0.4 million for the years ended 2004, 2005 and 2006, respectively.

Property and equipment also consists of certain spare parts maintained on hand to repair and maintain the operation of the gas compression units. These spare parts are expensed when consumed.

(j)	Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets. The Predecessor follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. There was no impairment recorded for goodwill during 2005 or 2006.

(k)	Other Assets

Other assets primarily consist of $0.3 million and $0.4 million of debt issuance costs for 2005 and 2006, respectively, which are being amortized over the term of the Predecessor’s credit facility.

(l)	Long-lived Assets

Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented on the balance sheet, no longer depreciated and reported at the lower of carrying amount or fair value, less costs to sell.

(m)	Other Accounts Payable

Other accounts payable primarily consist of reimbursable and pass-through items which are subsequently billed to the customer in accordance with the terms of the applicable customer contract.

(n)	Revenue Recognition

Revenue is recognized by the Predecessor using the following criteria: (a) persuasive evidence of an arrangement, (b) delivery has occurred or services have been rendered, (c) the customer’s price is fixed or determinable and (d) collectibility is reasonably assured.

Revenues from natural gas contract compression services are recognized under either a fixed fee contract or a throughput contract. Services under fixed fee contracts are billed monthly, in advance of the period in which the services are provided, and the revenue is recognized as deferred revenue on the balance sheet until earned in the subsequent month. Services under throughput contracts are billed based upon a rate per thousand cubic feet (“Mcf”) applied to the volume of natural gas compressed as determined by gas flow meter readings. Estimates of revenue under throughput contracts are accrued as unbilled revenue on the balance sheet and billed in the month following the month in which the services are provided.

(o)	Reimbursed Installation Services Revenue and Expense

Reimbursed installation services revenue and expense consist of certain expenses incurred by the Predecessor while contracting with third-party vendors during the installation of a compression unit, and the

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements — (Continued)

Predecessor subsequently bills the customers for the reimbursement of these expenses. Accordingly, the amount of these expenses are reflected both as a revenue and as an expense in the Predecessor’s statements of operations in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” and EITF 01-14 “Income Statement Characterization of Reimbursements Received for “out-of-pocket” Expenses Incurred.”

(p)	Income Taxes

The Predecessor is a partnership for income tax purposes and therefore has not been subject to federal income taxes or state income taxes. The income tax on the Predecessor’s net income is borne by the individual partners through the allocation to them of taxable income. Net income for financial statement purposes may differ significantly from taxable income for income tax purposes as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the partnership agreement. The aggregate difference between the basis of net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax basis is not available to us.

During 2006, the State of Texas passed a law that will impose a partnership-level tax beginning in 2007 on gross income apportioned to Texas in the prior year. The Predecessor does not expect Texas’ entity-level tax as adopted to have a material effect on the Predecessor’s financial position or results of operations.

(q)	Note Receivable from a Related Party

The note receivable is from CDM Investment, Ltd., a limited partner of the Predecessor. Amounts are due in full upon the earlier of the occurrence of (a) the 10th anniversary of the promissory note (May 23, 2013), or (b) the occurrence of certain events specified in the Predecessor’s partnership agreement. This amount is shown as a reduction of partners’ equity in the financial statements. This note receivable and the interest accrued thereon is expected to be transferred to a related entity, prior to the closing of the Partnership’s initial public offering.

(r)	Segment Reporting

The Predecessor only operates in one segment and all of its operations are located in the United States.

(2)	Inventory

	December 31,
	2005	2006
	(In thousands)

Components	$1,523	$1,692
Lubrication oil/coolants	375	685
Miscellaneous	133	193

Total	$2,031	$2,570

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements — (Continued)

(3)	Property and Equipment

	Estimated	December 31,
	Useful Lives	2005	2006
	(Years)	(In thousands)

Natural gas compression units	10 - 30	$121,312	$212,051
Natural gas treatment equipment	15	2,064	1,110
Capital spare parts	—	2,888	6,075
Transportation equipment	5	803	1,035
Other field related assets	5 - 10	401	593
Office furniture and equipment	3 - 5	736	1,259
Leasehold improvements	5	56	148

		128,260	222,271
Work in progress		7,037	19,894
Less accumulated depreciation		(12,113)	(18,243)

Total		$123,184	$223,922

(4)	Debt

In December 2005 the Predecessor entered into a $100 million Asset Based Lending credit facility with JP Morgan Chase Bank, N.A. secured by all the assets of the Predecessor and containing fixed charge coverage and compression unit utilization covenants. Under the credit facility, interest expense is added to the outstanding loan balance monthly as it accrues. The Predecessor utilized the proceeds from the initial draw from the credit facility to pay off loans and certain leases secured by compression units and to pay off the outstanding balance on a construction line of credit.

On August 29, 2006, the credit facility was increased to $200 million. On December 31, 2006, $24.7 million was available for borrowing under the ABL credit facility.

The Predecessor obtained a waiver and Amendment No. 4 to its credit facility effective February 28, 2007 from its syndicated bank group, covering a breach of a negative covenant related to advances to its wholly-owned subsidiary, CDM MAX, LLC. This waiver covers the period from inception of the breach through February 28, 2007, which was also the date the breach was cured by repayment to the Predecessor of the funds advanced to CDM MAX, LLC.

	December 31,
	2005	2006
	(In thousands)

Note payable to lender, collateralized by compression units, at an interest rate of 8.5% and 7.5% at December 31, 2006 and 2005, respectively, and due in December 2008	$71,712	$172,717
Less current portion	—	—

Total	$71,712	$172,717

The total interest cost incurred by the Predecessor was $3.6 million, $5.3 million and $11.2 million for the years ended 2004, 2005 and 2006, respectively. In 2006, the Predecessor added $10.4 million of interest expense to the outstanding loan balance.

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements — (Continued)

(5)	Capital Leases

The Predecessor leases certain natural gas compression units from a finance company under various 10-year capital leases, expiring between 2012 and 2013.

	Estimated	December 31,
	Useful Lives	2005	2006
	(Years)	(In thousands)

Compression units	30	$20,441	$20,271
Less accumulated depreciation		(2,437)	(3,172)

		$18,004	$17,099

The following is a schedule by years of future minimum lease payments under the Predecessor’s capital leases together with the present value of the net minimum lease payments as of December 31, 2006:

Year Ended December 31,
(In thousands)

2007	$2,534
2008	2,534
2009	2,534
2010	2,534
2011	2,534
Thereafter	4,820

Total minimum lease payments	17,490
Less interest	(3,373)

Present value of minimum lease payments	14,117
Less current portion	(1,686)

Obligation under capital leases, net of current portion	$12,431

(6)	Employee Benefit Plan

The Predecessor sponsors a 401(k) plan, which covers all employees with 90 days of full-time service. Under the plan, eligible participants may contribute a percentage of their eligible salary not to exceed the maximum established by the Internal Revenue Code. The effective date of the plan is January 1, 2001. The plan year begins on January 1 and ends on December 31.

As part of the Predecessor’s 401(k) plan, the Predecessor is authorized to provide its employees with (i) a discretionary matching contribution, (ii) a discretionary contribution, and (iii) a special discretionary contribution. All such contributions and percentages, if any, are determined annually at the sole discretion of the Predecessor. The discretionary matching contribution and the special discretionary contribution are available to qualifying participants who are employed on the last day of the plan year and who have completed one full year of service. Any discretionary matching contribution is equal to a percentage of the employees’ contributions to the 401(k) plan. Any special discretionary contribution is equal to a percentage of the participants’ compensation. Predecessor contributions vest ratably over a five-year period except in the event of death, total and permanent disability, or upon reaching retirement age (55), in which event all of the Predecessor’s contributions for the account of those employees fully vest. In the event of death, disability or retirement, all participants will receive all the contributions referred to above for the plan year, regardless of the number of hours of service credited in the year of death, disability or retirement.

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements — (Continued)

The Predecessor’s contributions to the plan were $0.1 million, $0.2 million and $0.4 million for the years ended December 31, 2004, 2005 and 2006, respectively.

(7)	Commitments

The Predecessor leases natural gas compression units from a finance company under ten-year operating leases, expiring between July 2009 and September 2011, and also leases its office premises under operating leases through 2012. Total rental expense amounted to $3.2 million, $3.0 million and $3.6 million for 2004, 2005 and 2006, respectively. Future minimum lease payments under the current lease terms as of December 31, 2006 are:

December 31,
(In thousands)

2007	$3,832
2008	3,794
2009	3,428
2010	2,000
2011	1,068
Thereafter	17

$14,139

As of December 31, 2006, the Predecessor also has equipment/capital purchase commitments between 2007 and 2009 in the amount of $66.2 million.

(8)	Related Party Transactions

The Predecessor provided natural gas contract compression services to its affiliate CDM MAX, LLC and recognized $1.8 million of operating revenue in 2006 and had a trade accounts receivable balance of $0.2 million as of December 31, 2006.

The Predecessor is a party to a User Agreement with CW Services, LLC for use of a facility related to business development. CW Services, LLC is owned by five members of the Predecessor’s senior management. Payments to CW Services, LLC were $0.4 million, $0.4 million and $0.3 million for 2004, 2005 and 2006, respectively.

(9)	Business and Credit Concentrations

During 2004, three customers accounted for approximately 50.3%, 14.5% and 10.0% of the Predecessor’s operating revenue. During 2005, three customers accounted for approximately 47.7%, 11.9% and 9.9% of the Predecessor’s operating revenue. During 2006, two customers accounted for approximately 36.1% and 10.7% of the Predecessor’s operating revenue.

(10)	Subsequent Events

On April 10, 2007, the credit facility was increased to $250 million.

(11)	Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement improves the financial

CDM RESOURCE MANAGEMENT PREDECESSOR

Notes to Financial Statements — (Continued)

reporting of certain hybrid financial instruments and simplifies the accounting for these instruments. In particular, Statement No. 155 (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only and principal-only strips are not subject to the requirements of Statement No. 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and (v) amends Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The adoption of Statement No. 155 effective January 1, 2007 is not expected to have a material effect on the Predecessor’s financial position or results of operations.

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets,” which amends Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Statement No. 156 requires the initial recognition at fair value of a servicing asset or servicing liability when an obligation to service a financial asset is undertaken by entering into a servicing contract. The adoption of Statement No. 156 effective January 1, 2007 is not expected to have a material effect on the Predecessor’s financial position or results of operations.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements.” Statement No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measures. Statement No. 157 is effective for fiscal years beginning after November 15, 2007, with early adoption encouraged. The provisions of Statement No. 157 are to be applied on a prospective basis, with the exception of certain financial instruments for which retrospective application is required. The adoption of Statement No. 157 is not expected to have a material effect on the Predecessor’s financial position or results of operations.

In September 2006, the SEC released Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of either (1) the error quantified as the amount by which the current year income statement was misstated (“rollover method”) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (“iron curtain method”). Reliance on either method in prior years could have resulted in misstatement of the financial statements. SAB No. 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the first filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the nature and amount of each individual error corrected in the cumulative adjustment, as well as a disclosure of the cause of the error and that the error had been deemed to be immaterial in the past. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Predecessor adopted this bulletin as of December 31, 2006 and there was no impact on the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” Statement No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of Statement No. 157. The adoption of Statement No. 159 is not expected to have a material effect on the Predecessor’s financial position or results of operations.